EXHIBIT 12


                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                       Year Ended August 31                            November 30

                                      1993         1994         1995         1996         1997         1996         1997

                                                                  (Amounts in Thousands)
Earnings:
  Pretax Income (Loss)............ $ (36,833)    $ 78,766    $197,641      $155,754     $163,772    $  29,415    $   21,334

  Minority Interest in Income
      of Consolidated
      Subsidiary that has
      Fixed Charges...............       865          333       9,793         7,604       10,586           38           263

  Minority Interest in Loss of
      Consolidated Subsidiary ....       (37)      (4,855)         -0-         (221)      (1,902)      (1,102)         (353)

  Equity Interest in Loss
      (Income) (Earnings less
      distributions) of Less-
      than-Fifty Percent
      Owned Investees.............     1,007          603        (623)          574         (868)        (162)         (321)

  Distributions from Less-
      than-Fifty Percent
      Owned Investees.............        -0-          -0-         -0-           -0-           5           -0-           20

  Total Fixed Charges
      (excluding interest
      capitalized)................    55,361       64,838      68,271        76,658       79,247    $  20,462     $  22,754


Total Earnings.................... $  20,363     $139,685    $275,082      $240,369     $250,840    $  48,651     $  43,697



Fixed Charges:
  Interest (including amounts
      capitalized and amortization
      of debt issuance costs) and
      preferred dividends......... $  43,970     $ 52,301     $55,501      $ 65,365     $ 68,103     $ 17,258     $  18,545

  Estimated Interest Component
      of Rentals..................    13,006       12,898      13,494        12,926       15,127        3,968         5,242



Total Fixed Charges............... $  56,976     $ 65,199     $68,995      $ 78,291     $ 83,230    $  21,226     $  23,787



Ratio of Earnings to
  Fixed Charges...................     0.4          2.1          4.0          3.0          3.0         2.3          1.8

Earnings Inadequate to Cover
  Fixed Charges................... $  36,613


